Definitive Information Statement
Dated:  October 4, 1996



                  HI, TIGER INTERNATIONAL, INC.
                        350 West 300 South
                   Salt Lake City, Utah  84101

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD OCTOBER 23, 1996

TO THE SHAREHOLDERS OF HI, TIGER INTERNATIONAL, INC.:

     A special meeting of the shareholders (the "Special Meeting") of Hi, Tiger International, Inc. (the "Company"), will be held at the Company's offices located at 350 West 300 South, Suite 201, Salt Lake City, Utah, on October 23, 1996, at 10:00 a.m., Mountain Time, to consider and vote on a proposal (the "Merger Proposal") to authorize and approve the Acquisition Agreement entered into between the Company and AvTel, Inc. ("AvTel"), that provides for:

     1. All the shares of AvTel Common Stock and all the shares of AvTel Series A Preferred Stock to be exchanged for 4,252,508 shares of the Company's Common Stock and 1,000,000 shares of newly authorized shares of the Company's Series A Convertible Preferred Stock, which after giving effect to the share exchange, the holders of AvTel Common Stock will own a controlling interest in the issued and outstanding Common Stock of the Company;

     2. Adopting Amended and Restated Articles of Incorporation providing for (i) changing the name of the Company to "AvTel, Inc."; (ii) authorizing 5,000,000 shares of Preferred Stock; (iii) providing for the designation of 1,000,000 shares of Series A Convertible Preferred Stock; and (iv) eliminating the liability of officers, directors, employees and agents of the Company for monetary damage arising from breaches of their fiduciary duties to the maximum extent permitted under the Utah Revised Business Corporation Act;

     3.  Adopting Amended and Restated Bylaws of the Corporation; and

     4. Electing Anthony E. Papa, James P. Pisani and Barry Peters, nominees of AvTel, as directors of the Company, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

     The approval of the Merger Proposal by the Shareholders will constitute approval of each of the foregoing.

     At the Special Meeting the shareholders will also transact such other business as may properly come before the Special Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE MERGER PROPOSAL WHICH IS DESCRIBED IN MORE DETAIL IN THE ACCOMPANYING INFORMATION STATEMENT.

     ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER 3,
1996 (THE "RECORD DATE"), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. MEMBERS OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS WHO, COLLECTIVELY HOLD IN EXCESS OF 50% OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES HAVE INDICATED THEIR INTENTION TO VOTE IN FAVOR OF THE MERGER PROPOSAL. AS A RESULT, THE MERGER PROPOSAL WILL BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. ALTHOUGH MANAGEMENT IS NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY, SHAREHOLDERS MAY BE PRESENT AT THE SPECIAL MEETING AND VOTE THEIR SHARES IN PERSON OR BY PROXY. MANAGEMENT DOES, HOWEVER, ENCOURAGE ALL SHAREHOLDERS TO ATTEND THE SPECIAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

/S/Paul G. Begum, President
Salt Lake City, Utah

                  HI, TIGER INTERNATIONAL, INC.
                        350 West 300 South
                   Salt Lake City, Utah  84101

                      INFORMATION STATEMENT

     This Information Statement is furnished to the shareholders of the Company in connection with a Special Meeting to be held on October 23, 1996, at 10:00 a.m., Mountain Time, at the Company's offices located at 350 West 300 South, Suite 201, Salt Lake City, Utah, and at any adjournment(s) thereof.

     At the Special Meeting, the shareholders will consider and vote on a proposal (the "Merger Proposal") to authorize and approve the Acquisition Agreement entered into between the Company and AvTel Communications, Inc., a California corporation ("AvTel"), that provides for:

     1. All the shares of AvTel Common Stock and all the shares of AvTel Series A Preferred Stock to be exchanged for 4,252,508 shares of the Company's Common Stock and 1,000,000 shares of newly authorized shares of the Company's Series A Convertible Preferred Stock, which after giving effect to the share exchange, the holders of AvTel Common Stock will own a controlling interest in the issued and outstanding Common Stock of the Company;

     2. Adopting Amended and Restated Articles of Incorporation providing for (i) changing the name of the Company to "AvTel, Inc."; (ii) authorizing 5,000,000 shares of Preferred Stock; (iii) providing for the designation of 1,000,000 shares of Series A Convertible Preferred Stock; and (iv) eliminating the liability of officers, directors, employees and agents of the Company for monetary damage arising from breaches of their fiduciary duties to the maximum extent permitted under the Utah Revised Business Corporation Act;

     3.  Adopting Amended and Restated Bylaws of the Corporation; and

     4. Electing Anthony E. Papa, James P. Pisani and Barry Peters, nominees of AvTel, as directors of the Company, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

     Approval of the Merger Proposal by the Shareholders will constitute approval of each of the foregoing. At the Special Meeting the Shareholders will also transact such other business as may properly come before the Special Meeting or any adjournment thereof.

MANAGEMENT IS NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY, HOWEVER SHAREHOLDERS MAY BE PRESENT AT THE SPECIAL MEETING AND VOTE THEIR SHARES IN PERSON OR BY PROXY. MANAGEMENT ENCOURAGE ALL SHAREHOLDERS TO ATTEND THE SPECIAL MEETING IN PERSON.

THIS INFORMATION STATEMENT IS BEING MAILED ON OR ABOUT OCTOBER 3, 1996 TO ALL SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING.

     Only holders of record of the 2,513,299 shares of Common Stock of the Company outstanding as of September 3, 1996 (the "Record Date"), are entitled to vote at the Special Meeting. Each shareholder has the right to one vote for each share of the Company's common stock owned. Cumulative voting is not provided for. Holders of more than 50% of the 2,513,299 shares issued and outstanding must be represented at the Special Meeting to constitute a quorum for conducting business. Approval of the proposals discussed above requires the affirmative vote of a majority of the Company's issued and outstanding shares of Common Stock.

     The Company's officers, directors, and principal shareholders owning or controlling, in the aggregate, greater than 50% of the issued and outstanding shares of Common Stock on the Record Date have indicated their intention to vote in favor of the Merger Proposal. Accordingly, the Merger Proposal will be approved without the affirmative vote of any other shares.

   THE MERGER PROPOSAL:  APPROVAL OF THE ACQUISITION AGREEMENT

Terms of the Acquisition
------------------------

     On August 30, 1996, The Company and AvTel entered into an Acquisition Agreement, a copy of which is attached as Exhibit A to this Information Statement (the "Acquisition Agreement"). The following discussion regarding the terms of the Acquisition Agreement is subject to, and qualified in its entirety by, the detailed provisions of the Acquisition Agreement and the exhibits thereto.

     Pursuant to the terms of the Acquisition Agreement, on the Effective Date, as defined therein, all of the shares of AvTel Common Stock and all of the shares of AvTel 8% Series A Preferred Stock then issued and outstanding will be exchanged for 4,252,508 shares of common stock of the Company and 1,000,000 shares of preferred stock of the Company, respectively; and AvTel will merge with and into a subsidiary established for the purpose of facilitating the merger (the "Merger Subsidiary"), with AvTel being the surviving entity. The merger of AvTel with and into Merger Subsidiary and the exchange of the AvTel Common and Preferred stock are for the purpose of effecting a "tax-free" reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

     AvTel will be merged with and into the Merger Subsidiary, the separate corporate existence of Merger Subsidiary will cease and AvTel shall survive the merger as the Surviving Corporation. The issued and outstanding shares of common stock of AvTel (the "AvTel Common Stock"), shall be exchanged for shares of the Company's common stock, par value $0.001 per share (the "Hi, Tiger Exchanged Common Stock") and the issued and outstanding shares of Series A Preferred Stock of AvTel, $1.00 par value per share (the "Series A
Preferred Stock"), shall be exchanged for newly authorized shares of Hi, Tiger preferred stock, par value $1.00 per share, such shares having the rights, preferences and privileges substantially the same as those set forth in the Series A AvTel Preferred Stock (the "Hi, Tiger Exchanged Preferred Stock").

     On the Effective Date each share of AvTel Common Stock outstanding shall be converted into 1.0429612 shares of Hi, Tiger Exchanged Common Stock (the "Exchange Ratio"), except that, any "Dissenting Shares" of AvTel Common Stock shall receive payment from Hi, Tiger, upon the completion of the merger, in accordance with the provisions of the California Corporations Code. The Company will not issue any fractional shares or interests in the Hi, Tiger Exchanged Common or Exchanged Preferred Stock in connection with the foregoing conversion. If any holder of AvTel Common or Preferred Stock would otherwise be entitled to a fractional share upon exchange thereof, the Company will round the number of shares of Hi, Tiger Exchanged Common or Preferred Stock to be issued to such stockholder to the nearest whole share.

     After the Effective Date, each holder of shares of AvTel Common or Series A Preferred Stock shall, upon the surrender of the certificate or certificates representing such shares to the Company's registrar and transfer agent, be entitled to receive a certificate or certificates evidencing shares of the Hi,

Tiger Exchanged Common or Preferred Stock as in the Acquisition Agreement. On the Effective Date, (i) each share of AvTel Common Stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and automatically converted into the right to receive 1.0429612 shares of Hi, Tiger Exchanged Common Stock; and (ii) each share of AvTel Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and automatically converted into the right to receive one (1) share of Hi, Tiger Exchanged Preferred Stock.

     As a condition precedent to the consummation of the transactions contemplated by the Acquisition Agreement, the shareholders of the Company are to adopt and approve all required or necessary resolutions to adopt amended and restated articles of incorporation that provide for the following:

     (a)     Changing the name of the Company to "AvTel, Inc.";

     (b)     Authorize 5,000,000 shares of preferred stock;

     (c) Provide for the designation of 1,000,000 shares of 8% Series A Convertible Preferred Stock with rights, preferences and privileges substantially the same as those set forth in the AvTel Series A Convertible Preferred Stock;

     (d) Modify such other provisions of Hi, Tiger's Articles of Incorporation as are requested by AvTel; and

     (e) Eliminating the liability of officers, directors, employees and agents of the Company for monetary damage arising from breaches of their fiduciary duties to the maximum extent permitted under the Utah Revised Business Corporation Act.

     As further conditions to the transactions contemplated by the Acquisition Agreement, the shareholders of the Company (i) adopt and approve amended and restated Bylaws of the Company that include such revisions and modifications requested by AvTel; and (ii) the election of Anthony E. Papa, James P. Pisani and Barry Peters, nominees of AvTel to the Company's Board of Directors, to replace the Company's current Board of Directors.

     As soon as practicable following approval of the Merger Proposal by the Company's shareholder, Certificates of Articles of Merger ("Certificates of Merger") and such other documents as are required by the provisions of the corporate statutes of the states of Utah and California to complete the merger of AvTel and Merger Subsidiary are to be filed with the Secretaries of State of Utah and California and a Designation of Determination with respect to the Rights, Privileges, and Preferences of the Hi, Tiger Series A Convertible Preferred Stock is to be filed with the Secretary of State of Utah. The "Effective Date" of the merger shall be the date the filing of such Certificates of Merger and other documents shall become effective.

     On the Effective Date of the merger, Merger Subsidiary shall cease to exist separately, and Merger Subsidiary shall be merged with and into AvTel, with AvTel being the surviving corporation, in accordance with the provisions of the Acquisition Agreement, and the Certificates of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the states of Utah and California.


A.   Name Change
      -----------

     In connection with the acquisition of AvTel, the Company desires to change the name of the Company to AvTel or such derivation thereof, as may be acceptable to the Board of Directors available for use in the state of Utah and the jurisdictions in which the activities of the Company would require the Company to qualify to do business in those jurisdictions. Management of the Company believes that the new name will reflect the Company's activities following the acquisition.


B.   Authorization of Preferred Stock and Designation of Series A Convertible
      ------------------------------------------------------------------------
      Preferred
      ---------

Authorization of Preferred Stock
--------------------------------

     Under the terms of the Acquisition Agreement, the Company has agreed to issued 1,000,000 shares of Series A Convertible Preferred Stock to the holders of 1,000,000 shares of AvTel Series A Preferred Stock. The Company's current articles of incorporation do not provided for the authorization to issue shares of preferred stock. The Company desires to amend its articles of incorporation to provide for the authorization to issue up to 5,000,000 shares of preferred stock and to authorize the Company's Board of Directors to designate, from time to time, series or classes of such preferred stock, the number of shares comprising each series or class of preferred stock and the rights, preferences and privileges of each series or class of preferred stock.

     In connection with the Acquisition Agreement, the Board of Directors will authorize and cause to be issued to the AvTel holders of the AvTel Series A Preferred Stock, 1,000,000 shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share, with rights, preferences and privileges substantially the same as those set forth in the AvTel Series A Preferred Stock.

     The following description of the Company's Series A Convertible Preferred Stock is subject to and is qualified in its entirety by, the detailed provisions of the Designation of Rights, Privileges and Preferences of the Series A Convertible Preferred Stock, a copy of which is included as Exhibit B to this Information Statement.

     The holders of the Series A Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of eight percent (8.0%) of the par value of the Series A Convertible Preferred Stock per annum per share. Such dividends accrue from the issuance date whether or not earned so that no dividends (other than those payable solely in Common Stock) shall be made with respect to junior shares until cumulative dividends on the Series A Convertible Preferred Stock for all past dividend periods and for the then current six-month dividend period shall have been declared and paid or set apart. The holders of at least 50% of the Series A Convertible Preferred Stock may at any time by written consent waive payment of any accumulated but unpaid dividends or eliminate any requirement to declare, pay, set apart or accumulate any dividends. No dividend or other distribution (other than those payable solely in Common Stock) shall be declared or paid with respect to junior shares while any shares of Series A Convertible Preferred Stock are outstanding without the vote or written consent by the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of junior shares by reason of their ownership of such stock, a liquidation preference of $1.00 for each share of Series A Convertible Preferred Stock then held by them and, in addition, all declared but unpaid dividends. If the assets and funds distributed among the holders of the Series A Convertible Preferred Stock are insufficient to permit the payment of the aggregate liquidation preference, then the entire assets and funds of the Company available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock, pro rata according to the number of shares held by each such holder. After payment to the holders of Series A Convertible Preferred Stock of the liquidation preference the balance of the assets and funds of the Corporation, if any, shall be distributed among the holders of the junior shares.

     The Company may redeem all or any part of the outstanding Series A Convertible Preferred Stock after the second anniversary of the issuance date. Any redemption shall be made on a pro-rata basis in proportion to the shares of Series A Convertible Preferred Stock then held by them. The Company may, after the first anniversary of the issuance date, redeem all or any part, but if less than all, not less than 25%, of the outstanding Series A Convertible Preferred Stock immediately following any period of twenty (20) consecutive trading days on which the current market price of the Company's Common Stock is $2.00 per share or more. The Company may redeem shares of Series A Convertible Preferred Stock for $1.00 per share.

    Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder at any time after the first anniversary of the issuance date, into one fully paid and nonassessable share of the Company's Common Stock. Each share of Series A Convertible Preferred Stock shall automatically be converted into the number of fully paid and nonassessable shares of Common Stock upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of Common Stock to the public at a public offering price

(prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock and the proceeds to the Company of not less than $15 million. In the event of such public offering, the holders shall not be deemed to have converted such Series A Convertible Preferred Stock until the date of the closing of such sale of Common Stock. The conversion price of shares of Series A Convertible Preferred Stock shall be the lower of $1.00 per share or a price determined by multiplying .80 times the issue price per share of the Common Stock issued in the public offering.

     Further, the Board of Directors considers it desirable and in the best interests of its shareholders to have the additional 4,000,000 shares of authorized preferred stock available to provide the Company with increased flexibility in structuring possible future capital infusions and acquisitions, meeting other corporate needs which may arise and accommodating the future expansion and strategic alliance opportunities consistent with AvTel's business plans and objectives. (See "Business of AvTel.")

     The ability of the Board of Directors to issue preferred stock with voting or other rights which might impede or discourage a takeover attempt may make the Company a less attractive takeover candidate and deter takeover attempts not approved by the board in which shareholders might receive for some or all of their shares a substantial premium above market value at the time the take over bid is made. However, the existence of these voting or other rights in any series or class of preferred stock authorized by the Board of Directors may also act to provide the Board of Directors with an opportunity, in the face of a takeover attempt, to solicit competing offers or pursue alternative strategies that would, under the circumstances, be more advantageous to the shareholders.

     Additionally, issuance of the preferred stock could result in a class of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock and may enjoy certain voting rights, contingent or otherwise, in addition to that of the Common Stock, and could result in the dilution of the voting rights, net income per share, and net book value of the Common Stock. Issuance of additional Common Stock pursuant to conversion rights may also result in dilution to the voting right, net income per share, and net book value of the common stock.


C.   Elimination of Officer and Director Liability
      ---------------------------------------------

     Subsequent to the Company's incorporation, the state of Utah enacted a statute limiting the liability of officers and directors of the Company and its shareholders in certain circumstances. Management has determined that it would be advantageous for the Company to amend its Articles of incorporation to include the protections provided to officers and directors of the Company pursuant to Section 16-10a-841 of the Utah Revised Business Corporation Act.




<PAGE 10>

     The amendment to the Articles of Incorporation would eliminate the personal liability of a director to the Company or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) an unlawful distribution; or
(d) an intentional violation of a criminal law.

     The Company is not aware of any pending or threatened claims which would be covered by the proposed amendment to the Articles of Incorporation. It should be noted that the provisions eliminating liability of directors limit the remedies available to a shareholder dissatisfied with a broad decision which is protected by the provision. An aggrieved shareholder's only remedy in such a circumstance is to sue to stop the completion of the board's action. In many situations, this remedy may not be effective. Shareholders, for example, may not be aware of a transaction or an event until it is too late to prevent it. In these cases, the shareholders and the Company could be injured by a careless board decision and yet have no effective remedy.

     Management believes that limiting director's liability is in the best interest of the shareholders and the Company, as it should enhance the Company's ability to attract and retain qualified individuals to serve as directors of the Company by assuring directors ( and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. This is particularly applicable, management believes, in the recruitment of outside directors who are not employees of the Company and who may, therefore, bring additional objectivity
and experience to the Board of Directors.   Management believes that the
diligence exercised by directors stems primarily from their desire to act in the best interest of the Company and not from a fear of monetary damage awards. Consequently, management believes that the level of scrutiny and care exercised by directors will not be lessened by this provision of the Articles of Incorporation.

     The Company would also like to amend its Articles of Incorporation to provide for written consent of its shareholders. Since the Company was formed, the Utah Revised Business Corporation Act has been amended to provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents, in writing, setting forth the action taken, is signed by the holders of the outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     Further, unless the written consents of all shareholders entitled to vote have been obtained, notice of any shareholder approval without a meeting shall be given at least ten (10) days before the consummation of the action authorized by the approval to: (i) those shareholders entitled to vote who have not consented in writing; and (ii) those shareholders not entitled to vote and to whom the Utah Revised Business Corporation Act requires notice to be given.

     Notwithstanding the provisions discussed above, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

     The Company feels this provision will provide the Company more flexibility and may save time and money by eliminating the need for a proxy statement in the future. Although adopting the provision that provides for the written majority consent of shareholders for certain actions taken without a meeting could save time and money for the Company, it could also result in shareholders effectively losing their ability to voice their concern at a meeting of shareholders on an issue. This may or may not result in the shareholders effectively losing their voting ability as it will still require a majority of shareholders to approve any action.

     If the acquisition of AvTel is accomplished, AvTel's shareholders will own well over a majority of the issued and outstanding shares of Common Stock of the Company effectively giving them control over all action requiring shareholder vote. However, the exercise of such control by AvTel's shareholders will be subject to certain restrictions including (a) the statutory provisions referenced above requiring notice to shareholders and unanimous written consent as to the election of directors, and (b) general common law principles which, under certain circumstances, may impose certain fiduciary duties on majority shareholders.

     The foregoing discussion is subject to and qualified in its entirety by the detailed provisions of the Amended and Restated Articles of Incorporation of the Company, a copy of which is included as Exhibit C to this Information Statement and Section 16-10a-704 of the Utah Revised Business Corporation Act.


D.     Adoption of Amended and Restated Bylaws
       ---------------------------------------

     In connection with the Merger Proposal, it is proposed that the Company adopt amended and restated bylaws that will thereafter govern the corporate affairs of the Company. Management believes that there are no material differences between the bylaws of the Company as they are now constituted and the proposed amended and restated bylaws. Copies of the current bylaws and the proposed bylaws may be obtained by written request addressed to the Company.

E.     Election of Board of Directors
       ------------------------------

     The names of the Company's current executive officers and directors and the positions held by each of them are set forth below:

                              Position with       Director and/or
     Name           Age       the Company              Officer Since
--------------------    ---         ---------------------   ------------------

Paul G. Begum        57       President and Chairman
                              of the Board        October 1981
Kent D. Poole        50       Director            March 1995
Scott W. Hunt        38       Director            January 1994
Stacie Anderson          22         Secretary               January 1994


     The Company's officers and directors have served in such positions since the dates indicated above. Such persons will not stand for re-election at the Special Meeting. In connection with the proposed acquisition of AvTel, Anthony E. Papa, James P. Pisani and Barry Peters, the directors of AvTel, have been nominated for election as directors of the Company. Certain biographical information with respect to each of such persons is set forth herein below. Each director, if elected by the shareholders, will serve until the next annual meeting and until his successor is duly elected and qualified.

     Anthony E. Papa, age 34, is President and Chief Executive Officer of AvTel. Mr. Papa is also one of the founders and a principal shareholder of AvTel. Before commencing his efforts to form AvTel, Mr. Papa had served as President of ICS Communications, Inc.("ICS") Richardson, Texas, a national provider of cable television, wireless paging, local and long-distance telephone services from December 1992 to March 1995. Before joining ICS, Mr. Papa served as general manager for Spectradyne, Inc., the largest provider of pay-per-view entertainment and interactive services to the hospitality industry.

     James P. Pisani, age 32, is Executive Vice-President, Chief Operating Officer, Chief Financial Officer and Secretary of AvTel. Mr. Pisani is also one of the founders of AvTel and, prior to founding AvTel served as Vice President of Sales for ICS. While at ICS, Mr. Pisani was responsible for that firm's business-to-business and consumer sales activities. Prior to joining ICS, from June 1989 to June 1994, Mr. Pisani served as Vice-President of a national mortgage banking firm serving, primarily, institutional accounts.
Mr. Pisani graduated from Princeton University in 1986, with a degree in Economics.

     Barry Peters, age 35, is a director of AvTel, and is also one of its principal shareholders. He is currently employed by You-Bet Corporation, as Chief Financial Officer. Prior to joining You-Bet Corporation in 1995, Mr. Peters was from March 1993 to February 1996, employed by ICS in various financial capacities, including Chief Financial Officer. Prior to joining ICS, Mr. Peters served for over two years as Financial Director of Field Operations at Spectradyne, Inc. and, before joining Spectradyne, he had served as an international consultant for a number of large technology companies. Mr. Peters is a certified public accountant and is a certified management accountant.

Set forth below is biographical information on each of the current directors of the Company.

     Paul G. Begum, age 57, has for the past five years been the President and Chairman of the Board of Directors of the Company and President and Chief Executive Officer of Klever Marketing, Inc., Salt Lake City, Utah.

     Kent Poole, age 50, has for the past five years been the owner of Mountain West Enterprises, Inc., Sandy, Utah, a multi-line manufacturers representative specializing in ergonomics and loss prevention.

     Scott W. Hunt, age 38, has since 1992 been employed by Enviro-Guard Corporation, Salt Lake City, Utah, a manufacturer and distributor of insecticides. Mr. Hunt is responsible for product design and development and implementation of sales programs for both over-the-counter and commercial markets. From 1986 to 1992, Mr. Hunt was co-owner of Western Pacific Media & Marketing.

Dissenters' Rights
------------------

     Although it is unclear whether shareholders have dissenters' rights in Utah as a result of the proposed acquisition, the Company will offer dissenters' rights to its shareholder. Shareholders who oppose the Merger Proposal acquisition will have the right to receive payment for the value of their shares as set forth in sections 16-10(a)-1301 et.seq. of the Utah Revised Business Corporation Act. A copy of these sections is attached hereto as Exhibit D to this Information Statement. The requirements for a shareholder to properly exercise his or her rights under these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which should be carefully reviewed by any shareholder wishing to assert such rights.

     Under the Utah statutes, such dissenter's rights will be available only to those shareholders of the Company who (i) object to the acquisition in writing prior to or at the Special Meeting (a negative vote will not itself constitute such a written objection); (ii) vote against the Merger Proposal at the Special Meeting; (iii) file a written demand with the Company prior to the Special Meeting requesting payment of the fair value of the shares of which they hold; and (iv) meet the other requirements of the governing Utah statutes.

     Within ten days after the effective date of the acquisition, the Company must send to each shareholder who has satisfied all of the foregoing conditions (each a "Dissenting Shareholder" and, together, the "Dissenting Shareholders") a written notice in which the Company must offer to pay Dissenting Shareholders for their shares at a price deemed by the Company to be the fair value of such shares and supply a form for Dissenting Shareholders to demand payment. Dissenting Shareholders will have 60 days to make their payment demands or lose such rights. If the fair value of the shares is agreed on between the Dissenting Shareholders and the Company within 60 days after the effective date of the acquisition, the Company must make payment within 60 days after the effective date on surrender of the certificates representing such shares.

     If the Dissenting Shareholders do not agree on the fair value of the shares within the 60 day period, then within 60 days after receipt of written demand from any Dissenting Shareholder, the Company shall initiate a judicial proceeding seeking determination of the fair value of such shares. If the Company fails to institute such a proceeding, it must pay the Dissenting Shareholders the amount demanded. All Dissenting Shareholders must be a party to the proceeding, and all such shareholders will be entitled to judgment against the Company for the amount of the fair value of their shares, to be paid on surrender of the certificates representing such shares. The judgment will include an allowance for interest (at a rate determined by the court) from the date on which the vote was taken on the merger to the date of payment.

     Within 20 days after demanding payment, whether or not a judicial proceeding is instituted, each Dissenting Shareholder demanding payment must submit the certificates representing his or her shares to the Company for notation thereon that such demand has been made. Failure to do so will permit the Company to terminate the shareholder's valuation rights under the Utah statute unless a court should otherwise direct.

     The loss or forfeiture of appraisal rights simply means the loss of the
right to receive a cash payment from the Company in exchange for shares;   in
such event the Dissenting Shareholder would still hold the appropriate number of shares of the Utah Corporation.

     In the event that shareholders holding more than three percent (3%) of the issued and outstanding common stock on the Record Date properly and timely exercise their statutory dissenter's rights, AvTel may, at its election terminate the Acquisition, in which case the merger would not become effective.

Recommendation of Management
----------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE ACQUISITION AGREEMENT ARE DESIRABLE AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL. MANAGEMENT BELIEVES THAT ITS SHAREHOLDERS WILL BENEFIT THROUGH THE STRENGTH, EXPERIENCE AND KNOWLEDGE OF

AVTEL'S SENIOR EXECUTIVE MANAGEMENT IN THE TELECOMMUNICATIONS FIELD AND THE CAPITAL RESOURCES AVAILABLE TO AVTEL. (SEE "BUSINESS OF AVTEL.")

     AvTel's management has presented the Company's management with a business plan that is focused on emerging opportunities in the areas of video, telephony and data transport. AvTel's management intends to aggressively pursue related business ventures and therefore the Company's shareholders may be able to benefit from any related increased market activity in the Company's Common Stock. There are, however, no assurances that AvTel's management will be able to implement this business plan, to conduct profitable operations or find other profitable business ventures, or that the Company's shareholders will benefit from increased market activity in the Company's Common Stock.
The Board of Directors of the Company has not obtained an independent opinion or other evaluation regarding the fairness of the terms of the Agreement due to the substantial costs in obtaining such an opinion or evaluation.


Accounting Treatment
--------------------
     The proposed acquisition of AvTel by the Company will be accounted for under the purchase method of accounting for business combinations.


No Legal Opinions or Tax Rulings
--------------------------------

     The proposed acquisition of AvTel by the Company is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986. If the acquisition qualifies as a tax-free reorganization, no gain or loss will be recognized for income tax purposes by either the Company or AvTel as a result of the acquisition. However, neither the Company nor AvTel has requested a tax ruling from the Internal Revenue Service or an opinion of legal counsel with respect to the acquisition. Accordingly, no assurance can be given that the acquisition will qualify as a tax-free reorganization.

     The shares of the Hi, Tiger Exchanged Common Stock and Exchanged Preferred Stock to be issued to the AvTel shareholders will not be registered under the Securities Act of 1933, as amended (the "Act") in reliance on the exemptions from such registration requirements provided by Sections 3(b) and 4(2) of the Act for certain small offerings and for transactions not involving any public offering. In order to claim the availability of such exemptions, the AvTel shareholders will be required to make representations to the Company with respect to their acquisition of the Company's shares, such shares will be restricted securities, and the certificates will bear legends restricting their subsequent resale in the absence of registration under the Securities Act or the availability of an exemption therefrom.

     In connection with the acquisition, the Company will enter into certain "piggyback" and/or demand registration rights with respect to the Hi, Tiger Exchanged Common Stock and the Exchanged Preferred Stock received by the AvTel shareholders.

Vote Required
-------------

     The vote of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Special Meeting is required to approve the Merger Proposal. Members of management and other principal shareholders holding or controlling the vote of in excess of fifty percent (50%) of the issued and outstanding stock entitled to vote at the Special Meeting have indicated their intention to vote in favor of the Merger Proposal. Principal shareholders owning in aggregate more than fifty percent (50%) of the issued and outstanding stock entitled to vote at the Special Meeting have provided the Company and the principal shareholders of AvTel with an irrevocable proxy to vote their shares against any agreement or any amendment to the Articles of Incorporation or Bylaws or other proposal or transaction that would in any manner impede, frustrate, prevent or nullify the transactions contemplated under the Acquisition Agreement and related
agreements.   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"FOR" THE MERGER PROPOSAL.


Business of the Company
-----------------------

     The Company provides through its majority-owned subsidiary, The Friendly Net, a Utah limited liability company ("TFN"), Internet access and marketing services to individuals and companies and is a full Internet Service Provider
(ISP) offering the complete range of Internet connectivity from subscription dial-up SLIP/PPP (serial line Internet protocol/point to point protocol) accounts through full T-1 (high speed digital data line) and World Wide Web
(WWW) page publishing. Currently, Internet access is provided through the Company's Ethernet network via TCP/IP protocol (transmission control protocol/Internet protocol). The network is implemented utilizing multiple Unix SPARC Servers running Solaris. Wide-area connectivity is provided via multiple T-1 connections employing both PPP and Frame Relay (a wide-area networking protocol) implemented via Cisco (a leading manufacturer of network routers which are used to route data packets between wide-area networks)routers, CSU/DSU's (high speed digital modem) and fiber optic cabling. Access to the Internet is provided primarily along the Wasatch Front (the geographic region of Northern Utah that extends from Brigham City in the north to Spanish Fork in the south) with the ability to provide service regionally. Individual accounts are serviced through high speed dial-up modems connected to network port servers. On-going telephony services are provided under individual subscription agreements with local telephony vendors. The Company is currently able to provide dial-up service coverage within Utah from Ogden to Provo.

     The Company's Internet marketing services consists of creation of Web pages coupled with consulting services that assist customers in developing a successful Internet presence. Web page storage is also available to customers. The Company utilizes turn-key hardware and software required to establish WWW sites located at the customer's location.

     The Company's services are marketed to individuals and businesses via common carrier telecommunications systems such as telephone lines. Customers access the Internet by connecting to the Company's network, which is part of the World Wide Internet.

     The Company encounters competition from a variety of firms offering Internet services in its market area. Many of these firms have long standing customer relationships and are well staffed and financed. Management believes that competition in the Internet service industry is based on competitive pricing and availability of technical support. Management believes the Company currently offers its services at competitive prices and offers the highest level of technical support to its customers.

     The Company's products do not require governmental approval. The ISP market has grown out of and around the World Wide Internet. The Internet was primarily funded and constructed by the U.S. Government.

Business of AvTel
-----------------

     AvTel is a privately held, development stage corporation which began operations in March 1996, for the purpose of becoming a leading provider of integrated broadband voice, data and video communications services to small and mid-sized offices and select vertical markets. AvTel's business plan is to provide, through expansion of the operations currently conducted by the Company and strategic alliances to be formed in the future, a full suite of internetworking and enhanced communications services including follow-me voice and data routing, interactive voice mail, fax mail, e-mail, discounted long distance, contact management, and high speed Internet access.

     Since its inception, AvTel has had limited operations, after having raised $1 million in gross offering proceeds from the private placement of 1 million shares of its Series A Preferred Stock.

     All information with respect to AvTel's proposed business activities has been provided by AvTel and is presented herein without independent verification. AvTel has represented that the information is accurate and complete in all material respects. Summary financial information regarding AvTel has been provided in this Information Statement in the section titled "Selected Financial Data" below.


Executive Compensation/Employment Agreements with AvTel Executives
------------------------------------------------------------------

     AvTel has employment agreements in place with each of Messrs. Papa and Pisani. Under these employment agreements, generally, each executive is employed for a term commencing in August 1996 and expiring July 31, 1999 (the "Term"). The agreements are subject to three annual extensions which can be exercised at the option of AvTel. Under the employment agreements, the executives will be paid an initial base annual salary of $125,000. The agreements provide that, assuming the transactions comtemplated by the

Acquisition Agreement are completed by December 31, 1996, this base salary will remain in effect until such time that the Company has either (a) obtained additional debt or equity capital or (b) achieved monthly revenues exceeding certain objectives. Thereafter, the agreements provide for increases in the base annual salaries.

     After July 1999, during any extension terms that may be exercised by AvTel, base salary increases will be determined by the Board of Directors based on AvTel's performance, individual contribution and other factors. The agreements also provide for incentive bonuses based on the achievement of performance objectives in each fiscal year, which performance objectives are to be established by the Board of Directors at the beginning of each fiscal year.

     In addition, the terms of the employment agreements provide that they are to be automatically assumed by the Company upon the effective date of the acquisition. The employment agreements also provide that following the acquisition, bonuses of $50,000 will be paid to each executive if, within twelve (12) months following the acquisition, the Company completes a debt or equity financing of not less than $2,000,000 and, in the case of an equity financing, the transaction is based on a price equal to or greater than $1.25 per share of Common Stock.

     Moreover, the employment agreements provide that, following consummation of the acquisition, each of the executives will be entitled and eligible to receive grants of stock options to acquire shares in the Company's common stock. The amount, exercise price and vesting schedule of such stock options will be determined on the basis of a stock option plan to be adopted by the directors and to be submitted to and approved by the shareholders of the Company, as soon as practicable following the completion of the acquisition.

     While a definitive stock option plan has not been prepared, AvTel's management currently anticipates that the plan, when, as and if adopted by the Board of Directors and shareholders, will be a written plan, will reserve a fixed number of shares of common stock that will be issuable upon exercise of options and will have the following general characteristics:

      Eligibility - Officers, directors, employees and consultants of the Company and its subsidiaries would be eligible to receive option grants under the plan.

     Administration and Operation - It is intended that the plan will be administered entirely by a committee of the Board of Directors composed of at least two "non-employee directors". For purposes of the plan, a "non-employee director" will have the definition set forth in Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934. Each grant or award of an option would be approved in advance by such committee.

     Non-Qualified and Incentive Stock Options - It is the intention of AvTel's management that the option plan would provide for grants of stock options as either Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Stock

Options which are not Incentive Stock Options. The exercise price of Incentive Stock options granted under the plan would be not less than 100% of fair market value of the Company's common stock on the date of grant. Options granted as Incentive Stock Options would be subject to special statutory provisions. Particularly, options granted to employees who own stock possessing more than ten percent (10%) of the total voting power of all classes of stock of the Company will not be permitted to be granted as Incentive Stock Options unless the exercise price is at least 110% of the fair market value of the Company's common stock on the date of grant and the option is not exercisable after five (5) years from the date of grant. After giving effect to the transactions contemplated by the acquisition, each of Messrs. Papa and Pisani and Mr. Peters (assuming he accepts the offer of employment made to him by AvTel) will hold in excess of 10% of the voting power of the Company's common stock. Accordingly, options granted to these individuals will be subject to the foregoing limitations.

     The foregoing description of certain elements of the stock option plan is qualified in its entirety by the plan itself, when, as and if it is adopted by the Company's Board of Directors and approved by its shareholders.

     AvTel has also extended to Mr. Peters an offer to become employed by AvTel as its Chief Financial Officer under terms and conditions substantially similar to those described above with respect to Messrs. Papa and Pisani. The offer has not been accepted by Mr. Peters and will expire if he has not accepted the offer and become employed by January 1, 1997.

Selected Financial Data of AvTel
--------------------------------

     The following selected financial data of AvTel have been provided by management of AvTel and have not been prepared in accordance with generally accepted accounting principals. AvTel has represented to the Company that such financial information reflect the initial operations of AvTel and present fairly, in all material respects, the financial condition of AvTel as at and for the period ended.


                                  Period from
                                  January 1, 1996
                                  through
                                  August 29, 1996
                                  ---------------

Statement of Operations Data:
Revenues                                   -
Total Expenses                 $     38,175
Net (loss)                         $    (38,175)
Net (loss) per common  share       $      (0.01)
Issued and Outstanding
 Common Shares                        4,000,000



                                  At August 29, 1996
                                  ------------------

Balance Sheet Data:
Current Assets                     $  1,002,216
Total Assets                       $  1,002,216
Current Liabilities                $     60,409
Total Liabilities                  $     60,409
Work Capital                       $    941,807
Long Term Liabilities              $       -
Shareholders' Equity               $    941,807

Market Price of the Company's Common Stock
------------------------------------------

     The following table sets forth, for the respective periods indicated, the prices of the Company's Common Stock in the over the counter market as reported by a market maker on the NASD'S OTC Bulletin Board. Such over the counter market quotations are based on inter-dealer bid prices, without markup, markdown or commission, and may not necessarily represent actual transactions. At September 16, 1996, the bid and ask quotations for the Company's Common Stock as quoted on the OTC Bulletin Board were $0.875 and $1.187 respectively.

                                                   Bid Quotation
                                                   -------------
Fiscal Year 1994                          High Bid*             Low Bid*
----------------                          --------              -------
Quarter ended 12/31/93                    $ N/A                 $ N/A
Quarter ended 3/31/94                     $ N/A                 $ N/A
Quarter ended 6/30/94                     $ N/A                 $ N/A
Quarter ended 9/30/94                     $ 0.75                $ 0.625


Fiscal Year 1995                          High Bid              Low Bid
----------------                          --------              -------
Quarter ended 12/31/94                    $  0.75               $ 0.625
Quarter ended 3/31/95                     $  0.6875             $ 0.0675
Quarter ended 6/30/95                     $  0.6875             $ 0.5625
Quarter ended 9/30/95                     $  0.50               $ 0.50


Fiscal Year 1996                          High Bid              Low Bid
----------------                          --------              -------
Quarter ended 12/31/95                    $0.50                 $0.50
Quarter ended 3/31/96                     $0.875                $0.50
Quarter ended 6/30/96                     $1.437                $0.75


* To the best knowledge of management of the Company, there was no trading of the Company's Common Stock for the first three quarters of the Company's 1994 fiscal year ended September 30, 1994.

     The number of shareholders of record of the Company's Common Stock as of September 3, 1996, was approximately 190.

     The Company has not paid any cash dividends to date with respect to its Common Stock and does not anticipate paying dividends on such Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business.

Selected Financial Data of the Company
--------------------------------------

     The year end financial data included in the table has been selected by the Company and has been derived from the Company's financial statements included in the Company's Registration Statement on Form 10-SB. All financial statements for the two fiscal years have been examined by Robison, Hill & Company, certified public accountants. The eleven month financial data has been provided by the Company and is unaudited.

                                                        Eleven
                                                     Months Ended
                                                       August 31,
                           Year Ended September 30,      1996
                           1995          1994         (Unaudited)
                           ----          ----          ---------
Statement of
 Operations Data:
Revenues                  $  157,136    $     -       $  268,772
Cost of Sales             $   29,280    $     -       $   59,934
Operating Expenses        $  256,094    $   21,675    $  255,307
Net (loss)                $ (127,234)   $  (23,111)   $  (52,636)
Net (loss)
 per common  share        $    (0.06)   $    (0.01)   $    (0.02)
Weighted Average
 Shares Outstanding        2,163,172     1,933,550     2,416,845

                                                          At
                                                       August 31,
                           Year Ended September 30,      1996
                           1995          1994         (Unaudited)
                           ----          ----          ---------

Balance Sheet Data:

Current Assets            $   91,913    $   61,372    $   44,699
Current Liabilities       $  201,886    $   71,090    $   81,752
Work Capital(Deficit)     $ (109,973)   $   (9,718)   $  (37,053)
Property &
 Equipment (net)          $  103,001    $     -       $   87,975
Total Assets              $  194,914    $   61,372    $  132,674
Long Term Liabilities     $    2,884    $     -       $     -
Shareholders' Equity      $  (26,040)   $   (9,718)   $   31,423


Proforma Combined Financial Data
--------------------------------

                         CONDENSED COMBINED PRO FORMA BALANCE SHEET
                                      AUGUST 31, 1996
                                        (Unaudited)

                                    HI, TIGER        AvTEL
                                  INTERNATIONAL  COMMUNICATIONS   PRO FORMA      PRO FORMA
                                       INC.           INC.       ADJUSTMENTS      BALANCE
                                  -------------  --------------  -----------    -----------
ASSETS
Current Assets
  Cash                            $    30,825    $  1,002,216    $         -    $ 1,033,041
  Receivable, Net                      13,874               -              -         13,874

     Total Current Assets              44,699       1,002,216              -      1,046,915

Fixed Assets, Net of
     Accumulated Depreciation          87,975               -              -         87,975

     Total Assets                 $   132,674    $  1,002,216    $         -    $ 1,134,890

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable                $    27,788    $     55,201    $         -    $    82,989
  Payroll Taxes Payable                 4,407           2,000              -          6,407
  Sales Tax Payable                     1,576               -              -          1,576
  Lease Obligation                      3,381               -              -          3,381
  Related Party Notes and Payables     44,600           3,208              -         47,808

     Total Liabilities                 81,752          60,409              -        142,161

     Minority Interest                 19,499               -              -         19,499

Stockholders' Equity
  Preferred Stock
    Series A                      $         -    $  1,000,000    $(1,000,000)A
                                                                   1,000,000.B  $ 1,000,000
  Common Stock                          2,513           3,000          4,252.C
                                                                      (3,000)D        6,765
  Offering Costs                            -         (23,018)        23,018.E            -
  Paid in Capital in Excess of Par
    Value                             520,149               -         (4,252)C
                                                                       3,000.D
                                                                     (23,018)E
                                                                     (38,175)F      457,704

  Retained Deficit                   (491,239)        (38,175)        38,175.F     (491,239)

     Total Stockholders' Equity        31,423         941,807              -        973,230

     Total Liabilities and
       Stockholders' Equity       $   132,674    $  1,002,216    $         -    $ 1,134,890


[Notes to the Proforma Financial Information continue on the following page]

                   CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                                      AUGUST 31, 1996
                                        (Unaudited)

                                   HI, TIGER        AvTEL
                                 INTERNATIONAL  COMMUNICATIONS   PRO FORMA      PRO FORMA
                                     INC.            INC.       ADJUSTMENTS      BALANCE
                                 -------------  --------------  -----------     ----------
Sales                            $   268,772    $         -     $        -      $   268,772
Cost of Sales                         59,934              -              -           59,934

     Gross Margin                    208,838              -              -          208,838

Operating Costs
  General & Administrative           250,466         38,175              -          288,641
  Bad Debt Expense                     4,841              -              -            4,841

     Operating Loss                  (46,469)       (38,175)             -          (84,644)

Other Income (Expense)
  Misc. Income                           867              -              -              867
  Interest, Net                       (3,714)             -              -           (3,714)

Income (Loss) Before Taxes           (49,316)       (38,175)             -          (87,491)

Income Taxes                              (6)             -              -               (6)
Minority Income                       (3,314)             -              -           (3,314)

Net Income (Loss)                    (52,636)       (38,175)             -          (90,811)

Weighted Average Shares
  Outstanding                      2,416,845      4,000,000                       6,588,690

Loss Per Share                   $     (0.02)   $     (0.01)                    $     (0.01)


NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS (Unaudited)
---------------------------------------------------------------------------

NOTE 1 - GENERAL. The accompanying unaudited Condensed Combined Pro Forma Balance Sheet has been prepared as if the merger took place on August 31, 1996. The accompanying unaudited Condensed Combined Pro Forma Statement of Operations has been prepared as if the merger took place on September 1, 1995.

NOTE 2 - PRO FORMA ADJUSTMENTS. The adjustments to the accompanying unaudited Condensed Combined Pro Forma financial statements as of August 31, 1996, are described below:

  (A) Cancellation of all authorized, issued and outstanding shares of all classes of AvTel, Inc. preferred stock.

  (B) Issuance of 1,000,000 shares of $1.00 par value preferred stock by the new company in accordance with the acquisition agreement.

  (C) Issuance of 4,252,508 shares of $.001 par value common stock by the new company in accordance with the acquisition agreement.

  (D) Cancellation of all authorized, issued and outstanding shares of all classes of AvTel, Inc. common stock.

  (E)  Elimination of offering costs of AvTel, Inc.

  (F) Elimination of current year earnings of AvTel, Inc. from Retained Deficit due to purchase accounting.


                      EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last two completed fiscal years to the Company's chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at September 30, 1995) the end of the Company's last completed fiscal year:

                                                     Long Term Compensation
                                                     ----------------------
                           Annual Compensation       Awards         Payouts
                           -------------------       ------         -------
Name and Principal                                   Restricted
Position                         Bonus  Other Annual   Stock   Options/  LTIP     All Other
------------------  Year  Salary  ($)   Compensation   Awards    SARs   Payout   Compensation
                    ----  ------ -----  ------------ ---------- ------- ------   ------------

Paul G. Begum,
President & C.E.O.  1995   $-0-   $-0-   $ 27,000*     $-0-      $-0-    $-0-     $-0-
                    1994   $-0-   $-0-   $   -0-       $-0-      $-0-    $-0-     $-0-


* Beginning January 1, 1995, the Company agreed to pay Paul G. Begum a consulting fee of $3,000 per month. Certain portions of Mr. Begum's consulting fees have been accrued so that at August 31, 1996, $44,600, including interest was due Mr. Begum. This amount and certain other amounts will be paid to Mr. Begum after the closing of the transactions contemplated under the Acquisition Agreement. (See "Certain Relationships and Related Party Transactions: Deferred Compensation Agreement.")

Stock Options
-------------

     The following table sets forth the name of the optionee, the number of options issued, the issue date, the exercise price and the expiration date for all outstanding options to purchase the Company's Common Stock:

                              Number                Exercise
                            of Options    Date       Price     Expiration
Name of Optionee              Issued     Issued     Per Share     Date
----------------            ----------   ------     ---------  ----------
Tree of Stars, Inc.           50,000     2/14/95      $0.75     12/31/96
Anthony Begum                 25,000     2/14/95      $0.75     12/31/96
Jonathon Harrison             25,000     2/14/95      $0.75     12/31/96
Mark Geiger                   10,000     3/22/95      $0.75     12/31/96
Pamela Geiger                 10,000     3/22/95      $0.75     12/31/96
                               5,000     2/26/96      $0.60      2/26/99
Aaron Barnes                   3,000     3/22/95      $0.75     12/31/96
Paul G. Begum                100,000     3/22/95      $0.25      3/22/98
                              44,444     2/26/96      $0.60      2/26/99
Jay Brummet                    5,000    11/30/95      $0.75     11/10/98
                              10,000     1/10/96      $0.75     12/10/97
Stacie Anderson                5,000     3/25/96      $0.25      3/22/98
                               5,000     3/25/96      $0.60      2/26/99
Paul Smith                     5,000     2/26/96      $0.60      2/26/99
Craig Poulton                 50,000     3/28/96      $0.75      3/28/98
Kent Poole                    10,000     7/03/96      $0.01     12/31/97
Scott Hunt                    10,000     7/03/96      $0.01     12/31/97
                           ---------
                             372,444
                           =========

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of September 3, 1996, the name and address and the number of shares of the Company's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 2,513,299 shares of Common Stock issued and outstanding, and the name and shareholdings of each director and of all officers and directors as a group. The Company has reserved 372,444 shares of Common Stock for issuance pursuant to outstanding options. The table also indicates the number of shares and percent of class to be held following the reorganization by each person nominated for election as a directors of the Company. All such persons are directors of AvTel.

                          Prior to Reorganization    After Reorganization
                          -----------------------    --------------------
                         Number of        Percent    Number of        Percent
Name and Address         Shares Owned(1)  of Class   Shares Owned(1)  of Class
------------------       ---------------  --------   ---------------  --------
Principal Shareholders:

Peter D. Olson                607,163       24.16            607,163     8.71
521 North Arden Dr.
Beverly Hills, CA  90310

Tree of Stars, Inc.(2)        626,332       24.92            626,332     8.99
350 West 300 South
Salt Lake City, UT  84101

Current Officers and Directors:

Paul G. Begum, President      700,499(3)    27.87           700,499     10.05
 and Director
Kent Poole, Director           10,000         .40            10,000       .14
Scott Hunt, Director           10,000         .40            10,000       .14
Stacie Anderson, Secretary     10,000         .40            10,000       .14
                            ---------       -----         ---------     -----
All Officers and Directors
 as a Group (4 Persons)       730,499       29.07           730,000      10.47
                            =========       =====         =========      =====
Nominees for Election
 of Directors:

Anthony E. Papa                20,000         .80         1,614,690     23.18

James P. Pisani                  -            -           1,594,690     22.89

Barry Peters                     -            -           1,063,128     15.26
                            ---------       -----         ---------     -----
All Nominees for Election
 as a Group (3 Persons)        20,000         .80         4,272,508     61.33
                            =========       =====         =========     =====


     (1) Unless otherwise indicated, all shares are owned directly or indirectly, beneficially and of record, and each record shareholder has sole voting, investment and dispositive power. The number of shares owned and the percent of ownership does not take into account shares of Common Stock issuable upon exercise of outstanding options. (See "Executive Compensation:
Stock Options.")

     (2) Tree of Stars, Inc. is a Nevada corporation, of which Paul G. Begum is the President and a principal shareholder.

     (3) Includes 626,322 shares owned of record by Tree of Stars, Inc., 73,667 shares owned of record by Paul G. Begum, and 500 shares owned of record by Paul G. Begum, Custodian for Gibran Paul Begum.

       CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


A.  Compliance with Section 16(a) of the Securities Exchange Act of 1934
    --------------------------------------------------------------------

     The Company's Common Stock was recently registered pursuant to Section
12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in connection therewith, directors, officers, and beneficial owners of more than 10% of the Company's Common Stock are required to file on a timely basis certain reports under Section 16 of the Exchange Act as to their beneficial ownership of the Company's Common Stock.  The following table sets forth as of the September 3, 1996, the name and position of each person that failed to file on a timely basis any reports required pursuant to Section 16 of the Exchange Act.
                                                    Report to
Name of Person              Position                be Filed (1)
--------------              --------                ------------

Paul G. Begum/Tree          President/Director      Form 3/4
of Stars, Inc.              and 10% Beneficial
                            Ownership
Peter D. Olson              10% Beneficial          Form 3/4
                            Ownership
Kent Poole                  Director                Form 3/4
Scott Hunt                  Director                Form 3/4
Stacie Anderson             Secretary               Form 3/4

In connection with the Acquisition Agreement, the Company has represented and agreed that its officers, directors and principal shareholders who are required to filed reports under Section 16 of the Exchange Act will have filed such reports prior to September 30, 1996, the Company's fiscal year end.



B.  Shareholder Agreement
    ---------------------

     In connection with the Acquisition Agreement Paul G. Begum ("Begum")and
Tree of Stars, Inc. ("TOSI"),have entered into an agreement (the "Shareholder
Agreement") with Anthony E. Papa, James P. Pisani and Barry Peters
(collectively the "AvTel Principal Shareholders"), AvTel and the Company, wherein Begum and TOSI have agreed not to sell, during the 120 day period following the Closing Date, more than an aggregate of 50,000 shares of the Company's Common Stock directly or indirectly owned, beneficially or of record, by Begum or TOSI, subject to (i) no more than 12,500 shares being sold in any one transaction; (ii) no more than 12,500 shares being sold during any consecutive 30 day period; and (iii) all sales are made in market transactions in compliance with all federal and state securities laws. In addition, Begum and TOSI have agreed not to sell any additional shares of the Company's Common
Stock owned by them, directly or indirectly, beneficially or of record, during the one year period following the Closing Date, without the consent of the Board of Directors of the Company, which consent will not be unreasonably withheld. Both Begum and TOSI have granted to AvTel and the AvTel Principal
Shareholders a first right of refusal to purchase shares of the Company's
Common Stock directly or indirectly beneficially owned them, including the 50,000 shares described above and up to 144,444 shares of the Company's Common
Stock issuable pursuant to the exercise of outstanding options, during the 24 month period following the Closing Date.

C.  Non-Competition, Proprietary Rights and Standstill Agreements
    -------------------------------------------------------------

       In connection with the Acquisition Agreement TOSI, Peter D. Olson, and
Paul G. Begum (the "Hi, Tiger Principal Shareholders") have agreed to certain covenants regarding non-competition with the business of the Company, non disclosure and non-use of certain confidential and proprietary information, and have provided certain other undertakings to the effect, generally, that they shall not (i) either separately or in combination with others and without the prior written consent of the Board of Directors of the Company, offer or propose to acquire shares of the Company's Common Stock, in excess of certain limits, solicit, from other shareholders of the Company, proxies or written consents to vote on matters upon which such shareholders may be entitled to vote or otherwise seek to change or influence the management of the Company, and (ii) offer to sell, negotiate, or solicit from others, offers to purchase all or substantially all of the business and assets of the Company or any of the Company Common Stock held by them.

D.  Tree of Stars Agreement
    -----------------------

     In connection with the Acquisition Agreement, TOSI has granted to AvTel an exclusive, transferable right of first refusal to acquire from TOSI the 20% interest held by TOSI in TFN, and the Company has granted to TOSI an option to acquire the name "Hi, Tiger" should the Company decide to abondon the use of such name.


E.  Finder's Fee
    --------------

     In connection with the Acquisition Agreement the Company and AvTel have agreed that following the Closing Date, the Company will issue 200,000 shares of the Company's Common Stock to AMH Limited or its assignees as a finder's fee. Prior to the issuance of the Common Stock, the Company and AvTel will have obtained releases and discharges of any and all claims of AMH Limited or such assignees arising from or in connection with the Acquisition Agreement and the transactions contemplated therein.

F.  Deferred Compensation Agreement
    -------------------------------

     The Company has agreed that following the Closing Date it will enter into a deferred compensation agreement with Paul G. Begum or his assigns, wherein the Company will agree to pay a monthly payment of $4,000 for a period of twelve (12) months. Such payments are to made in connection with and as consideration for Mr. Begum's waiver and release of any and all accrued but unpaid compensation, including consulting fees, up to and including the Closing Date. (See "Executive Compensation.")

G.  Lease Amendment
    ---------------

     The Company's majority owned subsidiary, The Friendly Net LLC ("Lessee") and Tree of Stars/PDO, a partnership ("Lessor"), of which Paul G. Begum and Peter D. Olson, principal shareholders of the Company are partners, agreed that prior to the Closing Date, the Lessee and Lessor will enter into an amendment, in such form and such terms and conditions as are acceptable to AvTel, pursuant to which the lease of the premises occupied by the Company and Lessee at 350 West 300 South, Salt Lake City, Utah, will be extended for approximately seven (7) months, commencing on the Closing Date, at a monthly rate of $1,000, subject however, to the Lessee's right to terminate at any time, without liability on thirty (30) days notice.

H.  Indemnification Agreement
    -------------------------

     Paul G. Begum has entered into an Indemnification Agreement under which he has provided the Company and AvTel an indemnification against any damages incurred by the Company or AvTel in connection with any breach of or any inaccuracy in certain representations and warranties of the Company contained in the Acquisition Agreement. The indemnification is subject to the materiality and other conditions of those representations and warranties and provides that in no event may any claim whatsoever under the Indemnification
Agreement be asserted against Mr. Begum after December 31, 1997.







     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
MERGER PROPOSAL.

                      SHAREHOLDER PROPOSALS


     No proposals have been submitted by shareholders of the Company for consideration at the Special Meeting. It is anticipated that the next annual meeting of shareholders will be held during January 1997. Shareholders may present proposals for inclusion in the Information Statement or Proxy
Statement to be mailed in connection with the next annual meeting of shareholders of the Company, provided such proposals are received by the Company no later than 90 days prior to such meeting, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.

                          OTHER MATTERS


     Management does not know of any business other than referred to in the Notice which may be considered at the meeting. If any other matters should properly come before the Special Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

                                         HI, TIGER INTERNATIONAL, INC.
                                         By order of the Board of Directors

                                         /S/ Paul G. Begum


Salt Lake City, Utah
October 4, 1996
